Exhibit 99.1

LEXICON PHARMACEUTICALS REPORTS FIRST QUARTER 2022
FINANCIAL RESULTS AND PROVIDES CLINICAL UPDATE

Conference Call and Webcast at 8:00 am Eastern Time

The Woodlands, Texas, May 5, 2022 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended March 31, 2022 and provided an update on key milestones.

“We plan to resubmit our New Drug Application (NDA) for sotagliflozin for the treatment of heart failure this month having received confirmation from the FDA in late April that it is aligned with our resubmission plans. With the recently announced loan facility, we have committed access to sufficient resources to support our commercial preparations for launch in the first half of 2023,” said Lonnel Coats, Lexicon’s chief executive officer. “In addition, we are looking forward to completing and announcing top-line results by the end of this quarter for our proof-of-concept Phase 2 study of LX9211 in diabetic peripheral neuropathic pain.”

First Quarter Highlights

Sotagliflozin

•A new analysis of data from the SCORED Phase 3 clinical trial of sotagliflozin was presented at the American College of Cardiology’s 71st Annual Scientific Session. The analysis showed that treatment with sotagliflozin resulted in a significant reduction in major adverse cardiovascular events (MACE) of cardiovascular death, non-fatal myocardial infarction, and non-fatal stroke in the entire cohort as compared to placebo, with consistent results in patients with and without prior cardiovascular disease.

•New guidelines for the management of heart failure were issued jointly by the American Heart Association, the American College of Cardiology and the Heart Failure Society of America, recommending the use of SGLT2 inhibitors in the prevention and treatment of heart failure with the highest-level recommendations among classes of therapy in each category.

•Lexicon entered into a loan facility with Oxford Finance LLC that provides up to $150 million in borrowing capacity designed primarily to support commercial preparations and the potential launch of sotagliflozin in heart failure. An initial $25 million tranche was funded at closing.

LX9211

•Top-line results for the ongoing Phase 2 proof-of-concept studies of LX9211 are expected by the end of the second quarter of 2022 for the treatment of diabetic peripheral neuropathic pain (RELIEF-DPN-1) and the third quarter of 2022 for the treatment of post-herpetic neuralgia (RELIEF-PHN-1).

First Quarter 2022 Financial Highlights

Research and Development (R&D) Expenses: Research and development expenses for the first quarter of 2022 increased to $14.9 million from $12.6 million for the corresponding period in 2021, primarily due to increases in professional and consulting costs related to the company’s NDA for sotagliflozin.

Selling, General and Administrative (SG&A) Expenses: Selling, general and administrative expenses for the first quarter of 2022 increased to $8.5 million from $8.3 million for the corresponding period in 2021, primarily due to increases in personnel and external expenses relating to preparations for the commercial launch of sotagliflozin.

Net Loss: Net loss for the first quarter of 2022 was $23.5 million, or $0.16 per share, as compared to a net loss of $21.0 million, or $0.15 per share, in the corresponding period in 2021. For the first quarters of 2022 and 2021, net loss included non-cash, stock-based compensation expense of $2.8 million and $2.9 million, respectively.

Cash and Investments: As of March 31, 2022, Lexicon had $86.5 million in cash and investments, as compared to $86.7 million as of December 31, 2021.

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 8:00 am ET / 7:00 am CT to review its financial and operating results and to provide a general business update. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 3334447. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/events. An archived version of the webcast will be available on the website for 14 days.

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon advanced one of these medicines to market and has a pipeline of promising drug candidates in discovery and clinical and preclinical development in heart failure, neuropathic pain, diabetes and metabolism and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s financial position and long-term outlook on its business, including the clinical development of, regulatory filings for, and potential therapeutic and commercial potential of sotagliflozin, LX9211 and its other potential drug candidates. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin, LX9211 and its other potential drug candidates on its anticipated timelines, successfully commercialize any products for which it obtains regulatory approval, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended

December 31, 2021, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2022	2021
	(Unaudited)
Revenues:
Royalties and other revenue	$37	$27
Operating expenses:
Research and development, including stock-based compensation of $1,032 and $1,286, respectively	14,926	12,609
Selling, general and administrative, including stock-based compensation of $1,740, and $1,565, respectively	8,491	8,257
Total operating expenses	23,417	20,866
Loss from operations	(23,380)	(20,839)
Interest expense	(110)	(167)
Interest and other income, net	14	48
Net loss	$(23,476)	$(20,958)

Net loss per common share, basic and diluted	$ (0.16)	$ (0.15)

Shares used in computing net loss per
common share, basic and diluted………………	149,150	143,379

	As of	As of
Consolidated Balance Sheet Data	March 31, 2022	December 31, 2021
(In thousands)
Cash and investments………………………	$86,502	$86,743
Property and equipment, net………………..	1,142	1,176
Goodwill…………………………………....	44,543	44,543
Total assets…………………………………	136,178	136,909
Long-term debt, net of issuance costs……………	23,477	—
Accumulated deficit…………………………	(1,511,252)	(1,487,776)
Total stockholders' equity…………………..	92,698	113,595

For Inquiries:

Chas Schultz
Executive Director, Corporate Communications and Investor Relations
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com